Quantec Geoscience

Tryx Ventures Corp.
314 - 837 West Hastings St.
Vancouver, BC V6C 3N6

And

Securities and Exchange Commission
450 Fifth St. N.W.
Washington DC 20549
USA

March 26, 2004

Dear Sirs:

Tryx Ventures Corp. Registration Statement on Form SB-2:
File No. 333-107827

Tryx Ventures Corp. is authorized to use our Report, named: Time Domain Real Section Array Resistivity & Induced Polarization for Survey conducted over the Whiskey Jack Creek Property, dated February 2003 in its registration statement on Form SB-2 (the "Registration Statement") and to submit the Report to all regulatory bodies including, without limitation, the Securities and Exchange Commission.

We consent to the use of our name, agree to be named as an expert, and concur with the reference to and summary of our Report contained in the Registration Statement.

Sincerely,

/s/ Kevin Blackshaw
Kevin Blackshaw, General Manager

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